FORM N-8A  	NOTIFICATION OF REGISTRATION

ITEM 01 - NAME OF REGISTRANT:	   JEFFREY WALTER HEISEY
ITEM 2A - STATE:	        UNITED STATES MINOR OUTLYING ISLANDS
ITEM 2B - DATE OF ORGANIZATION:	     	       01/11/2013
ITEM 03 - FORM OF ORGANIZATION:  INTERNATIONAL ORGANIZATION
ITEM 04 - CLASSIFICATION:	               MANAGEMENT COMPANY
       ITEM 05 - 	REGISTRANT IS A MANAGEMENT COMPANY WHICH IS BOTH A;
                       (5A) ?OPEN-END?, AND A  (5B) ?NON-DIVERSIFIED? COMPANY.
ITEM 06 - NAME AND ADDRESS OF EACH INVESTMENT ADVISER OF REGISTRANT:
JEFFREY WALTER HEISEY, PRINCIPAL
GENERAL POST-OFFICE, WEST OAKLAND PARK BOULEVARD ? 1900
FORT LAUDERDALE, UM  UM-99
ITEM 07 - NAME AND ADDRESS OF THE OFFICER AND DIRECTOR OF REGISTRANT:
JEFFREY WALTER HEISEY, PRINCIPAL
GENERAL POST-OFFICE, WEST OAKLAND PARK BOULEVARD ? 1900
FORT LAUDERDALE, UM  UM-99
ITEM 08 ? REGARDING UNINCORPORATED INVESTMENT:
     			      8(A - C)  NOT APPLICABLE
ITEM 09 ? REGARDING SECURITIES TO THE PUBLIC:
       9(A)  						NO.
     REGISTRANT IS NOT CURRENTLY OFFERING ITS SECURITIES TO THE PUBLIC.
                 9(B)  					NOT APPLICABLE
       9(C)  			    REGISTRANT DOES NOT CURRENTLY PROPOSE
           ANY OFFERING ITS SECURITIES TO THE PUBLIC.
	       9(D)    	  		  YES, REGISTRANT CURRENTLY HAS SECURITIES
         ISSUED AND OUTSTANDING.
          9(E Part 1)  			   ONE BENEFICIAL OWNER
          9(E Part 2)  			  HEISEY JEFFREY WALTER
ITEM 10 - CURRENT TOTAL VALUE OF REGISTRANT?S ASSETS:
      $0.
ITEM 11 ? REGARDING LICENSURE:     			NO.
              REGISTRANT HAS NOT AND DOES NOT INTEND TO APPLY
   FOR A LICENSE TO OPERATE A SMALL BUSINESS INVESTMENT
     COMPANY UNDER THE SMALL BUSINESS
     INVESTMENT ACT OF 1958.
ITEM 12 ? REGARDING SECURITYHOLDER REPORT:
      NOT APPLICABLE
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     SIGNATURE ? TYPED ELECTRONIC

PURSUANT TO THE INVESTMENT COMPANY ACT OF 1940,
THE REGISTRANT HAS CAUSED THIS NOTIFICATION OF REGISTRATION
TO BE DULY SIGNED ON ITS BEHALF IN THE CITY OF FORT LAUDERDALE,
UNITED STATES MINOR OUTLYING ISLANDS, ON THIS 17th DAY OF DECEMBER, 2013.

I CERTIFY, UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE UNITED STATES OF
AMERICA, THAT THIS NOTIFICATION, STATEMENT(S) AND FACTS WITHIN ARE TRUE AND
CORRECT.
	EXECUTED ON DECEMBER 17, 2013
       FORT LAUDERDALE, UM																			__________________________________
      					Jeffrey Walter Heisey, Principal
SIGNATURES / USA